Exhibit 99.1
Ellington Residential Mortgage REIT Reports Third Quarter 2021 Results
OLD GREENWICH, Connecticut—November 2, 2021
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended September 30, 2021.
Highlights
•Net income of $0.9 million, or $0.07 per share.
•Core Earnings1 of $4.0 million, or $0.31 per share.
•Book value of $12.28 per share as of September 30, 2021, which includes the effect of a third quarter dividend of $0.30 per share.
•Net interest margin2 of 1.88%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 21.9%3.
•Switched to a monthly dividend schedule in October 2021, and declared inaugural monthly dividend of $0.10 per share.
•Dividend yield of 9.8% based on the November 1, 2021 closing stock price of $12.19.
•Debt-to-equity ratio of 6.7:1 as of September 30, 2021.
•Net mortgage assets-to-equity ratio of 6.4:1 4as of September 30, 2021.
•Cash and cash equivalents of $61.2 million as of September 30, 2021, in addition to other unencumbered assets of $31.7 million.
Third Quarter 2021 Results
"In the third quarter, Ellington Residential generated net income of $0.07 per share, and Core Earnings of $0.31 per share, which continued to cover our dividend," said Laurence Penn, Chief Executive Officer and President. "In October, we shifted to a monthly dividend, which we think will further enhance EARN's appeal to income-oriented investors.
"Performance of Agency RMBS was again mixed during the third quarter. Incrementally higher mortgage rates—particularly in September—led to reduced expectations for prepayment rates and boosted higher-coupon RMBS, while the anticipated withdrawal of Federal Reserve purchases negatively impacted lower-coupon RMBS. As a result, higher coupons outperformed lower coupons.
"Net interest income on our portfolio more than offset net unrealized and realized losses, which were concentrated on our lower-coupon holdings. On the hedging side, net gains on our interest-rate swaps and U.S. Treasury hedges roughly offset net losses on our TBA short positions, which continued to be concentrated in higher coupons.
"As we move into the final weeks of the year and look ahead to 2022, we will seek to capitalize on pricing dislocations that Fed tapering—or fear of Fed tapering—could generate. We believe that our hedging strategy and highly liquid portfolio position us well to take advantage of these potential opportunities, while also preserving book value."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of September 30, 2021 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.22 billion and $(195.2) million, respectively, and total shareholders' equity was $158.9 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of September 30, 2021 and June 30, 2021:

	September 30, 2021					June 30, 2021
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$142,607	$150,316	$105.41	$148,435	$104.09	$140,139	$148,054	$105.65	$145,804	$104.04
20-year fixed-rate mortgages	37,387	38,515	103.02	38,925	104.11	38,496	39,610	102.89	40,062	104.07
30-year fixed-rate mortgages	898,524	955,012	106.29	940,203	104.64	872,706	933,252	106.94	914,966	104.84
ARMs	11,692	12,212	104.45	12,253	104.80	13,388	14,042	104.88	14,027	104.77
Reverse mortgages	38,657	41,339	106.94	41,274	106.77	49,698	53,714	108.08	52,956	106.56
Total Agency RMBS	1,128,867	1,197,394	106.07	1,181,090	104.63	1,114,427	1,188,672	106.66	1,167,815	104.79
Non-Agency RMBS	10,874	9,138	84.04	7,288	67.02	11,069	9,304	84.05	7,344	66.35
Total RMBS(2)	1,139,741	1,206,532	105.86	1,188,378	104.27	1,125,496	1,197,976	106.44	1,175,159	104.41
Agency IOs	n/a	11,774	n/a	14,255	n/a	n/a	12,644	n/a	15,393	n/a
Total mortgage-backed securities		$1,218,306		$1,202,633			$1,210,620		$1,190,552
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.

The Company's Agency RMBS holdings increased slightly to $1.197 billion as of September 30, 2021, as compared to $1.189 billion as of June 30, 2021. Over the same period, the Company's non-Agency RMBS holdings decreased slightly to $9.1 million, from $9.3 million. The Company's Agency RMBS portfolio turnover was 23% for the quarter.

The Company's debt-to-equity ratio, decreased to 6.7:1 as of September 30, 2021, as compared to 7.0:1 as of June 30, 2021. The Company’s net mortgage assets-to-equity ratio decreased to 6.4:1 as of September 30, 2021, as compared to 6.7:1 as of June 30, 2021, driven by a larger net short TBA position quarter over quarter.
Performance of Agency RMBS was mixed during the third quarter. In July and early August, interest rates continued to fall and volatility increased, causing lower-coupon Agency RMBS to underperform U.S. Treasury securities. Moving into the latter half of the quarter, interest rates began to increase and volatility declined, and toward the end of the quarter, Agency yield spreads tightened as the market got more clarity on the Federal Reserve's tapering plan. Incrementally higher mortgage rates—particularly in September—led to reduced expectations for prepayment rates and boosted higher-coupon RMBS, while the anticipated withdrawal of Federal Reserve purchases negatively impacted lower-coupon RMBS.
Net interest income on the Company's portfolio more than offset net realized and unrealized losses, which were concentrated in its lower-coupon holdings. In addition, the Company's reverse mortgage portfolio underperformed, driven by widening yield spreads in that sector. On the hedging side, net gains on interest-rate swaps and U.S. Treasury hedges roughly offset net losses on TBA short positions, which the Company continued to concentrate in higher coupons.
Average pay-ups on the Company's specified pools decreased to 1.44% as of September 30, 2021, as compared to 1.55% as of June 30, 2021, as new purchases during the quarter mainly consisted of pools with lower pay-ups. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities and futures. Similar to recent quarters, the Company ended the third quarter with a small net short overall TBA position on a notional basis while maintaining a small net long overall TBA position as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
The Company's non-Agency RMBS portfolio had positive results for the quarter as net interest income exceeded modest mark-to-market losses. The Company expects to vary its allocation to non-agency RMBS as market opportunities change over time.
Core Earnings and net interest margin decreased quarter over quarter, primarily driven by lower asset yields.

Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended September 30, 2021 and June 30, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	September 30, 2021	June 30, 2021
Net Income (Loss)	$860	$(4,537)
Adjustments:
Net realized (gains) losses on securities	(1,425)	(852)
Change in net unrealized (gains) losses on securities	4,283	11,071
Net realized (gains) losses on financial derivatives	3,042	(2,222)
Change in net unrealized (gains) losses on financial derivatives	(3,291)	4,221
Net realized gains (losses) on periodic settlements of interest rate swaps	(791)	(255)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	123	(246)
Non-recurring expenses	—	58
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	1,213	(2,636)
Subtotal	3,154	9,139
Core Earnings	$4,014	$4,602
Weighted Average Shares Outstanding	12,921,649	12,432,004
Core Earnings Per Share	$0.31	$0.37

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 3, 2021, to discuss its financial results for the quarter ended September 30, 2021. To participate in the event by telephone, please dial (877) 876-9174 at least 10 minutes prior to the start time and reference the conference ID: EARNQ321. International callers should dial (785) 424-1669 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 3, 2021, at approximately 2:00 p.m. Eastern Time through Wednesday, November 10, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 934-7879. International callers should dial (402) 220-6986. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on March 16, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2021	June 30, 2021	September 30, 2021
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$5,463	$9,875	$21,873
Interest expense	(552)	(661)	(1,994)
Total net interest income	4,911	9,214	19,879
EXPENSES
Management fees to affiliate	598	609	1,821
Professional fees	223	275	768
Compensation expense	203	212	592
Insurance expense	99	95	280
Other operating expenses	319	342	978
Total expenses	1,442	1,533	4,439
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,425	852	5,358
Net realized gains (losses) on financial derivatives	(3,042)	2,222	(5,971)
Change in net unrealized gains (losses) on securities	(4,283)	(11,071)	(25,662)
Change in net unrealized gains (losses) on financial derivatives	3,291	(4,221)	7,285
Total other income (loss)	(2,609)	(12,218)	(18,990)
NET INCOME (LOSS)	$860	$(4,537)	$(3,550)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.07	$(0.36)	$(0.28)
WEIGHTED AVERAGE SHARES OUTSTANDING	12,921,649	12,432,004	12,567,849
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.30	$0.30	$0.88

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2021	June 30, 2021	December 31, 2020(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$61,169	$58,683	$58,166
Mortgage-backed securities, at fair value	1,218,306	1,210,620	1,081,380
Other investments, at fair value	309	306	292
Due from brokers	58,296	69,000	47,798
Financial derivatives–assets, at fair value	7,310	3,750	2,791
Reverse repurchase agreements	9,975	33,572	—
Receivable for securities sold	7,022	778	—
Interest receivable	3,786	3,786	4,114
Other assets	502	550	270
Total Assets	$1,366,675	$1,381,045	$1,194,811
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,062,197	$1,135,497	$1,015,245
Payable for securities purchased	125,853	51,885	—
Due to brokers	577	222	1,064
Financial derivatives–liabilities, at fair value	3,090	4,318	6,630
U.S. Treasury securities sold short, at fair value	9,974	21,017	—
Dividend payable	3,881	3,876	3,456
Accrued expenses	1,207	1,332	918
Management fee payable to affiliate	598	609	626
Interest payable	398	437	470
Total Liabilities	1,207,775	1,219,193	1,028,409
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,935,358, 12,918,542 and 12,343,542 shares issued and outstanding, respectively)	129	129	123
Additional paid-in-capital	236,869	236,800	229,614
Accumulated deficit	(78,098)	(75,077)	(63,335)
Total Shareholders' Equity	158,900	161,852	166,402
Total Liabilities and Shareholders' Equity	$1,366,675	$1,381,045	$1,194,811
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$12.28	$12.53	$13.48
(1)Derived from audited financial statements as of December 31, 2020.